Exhibit 99.1

Jefferies Discloses Facts About Western Alliance and
Western Alliance’s Loan Solely Against First Brands Receivables

NEW YORK – Jefferies Financial Group Inc. (NYSE: JEF) (“Jefferies”) announced today that it has posted the attached letter from Jefferies’ CEO and President in response to the lawsuit and public statements by Western Alliance Bank (“Western Alliance”) concerning Western Alliance’s loans against receivables of First Brands.  The letter makes clear that, among other things,

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For over four years, Western Alliance made non-recourse loans in steadily increasing amounts to borrowers named LAM Trade Finance Group LLC and LAM TFG I SPV LLC, with no guarantee or credit support from Jefferies or other affiliates.

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The borrowers to which Western Alliance made loans are special purpose entities owned by the Point Bonita master fund, and their assets consisted solely of First Brands receivables and related proceeds.

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The Loan Agreement was clear that Western Alliance had no recourse beyond the assets of LAM TFG I SPV LLC.  Western Alliance had no guarantee or other right of payment from Jefferies or the Point Bonita master fund.

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Shortly before First Brands’ bankruptcy filing in September 2025, when Western Alliance was considering a forbearance arrangement, Western Alliance asked the Point Bonita master fund and Jefferies to guarantee the Western Alliance loan to LAM TFG I SPV LLC.  Those requests were denied.

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When Western Alliance agreed to forbear in any event, Western Alliance was well aware that its counterparties were limited to LAM Trade Finance Group LLC and LAM TFG I SPV LLC, and that it had no rights to assets other than First Brands receivables.

Given those facts, various of the statements made on Friday, March 6 by Western Alliance executives were false or misleading.  With respect to the lawsuit, although Jefferies will respond more fully in due course, Jefferies believes there is no merit to any claims seeking to recover from Jefferies or other entities that were not obligors to Western Alliance.

Today’s letter also addresses Jefferies’ exposure to Market Financial Solutions (“MFS”).  In the normal course of business, one of Jefferies’ European subsidiaries loaned MFS  £103 million under a warehouse facility secured by certain of MFS’s bridge loans to residential borrowers, property investors and landlords.  As noted in the letter, Jefferies believes the net impact on its Net Earnings over time from the facility with MFS is likely to be less than $20 million.  The facility was sized at a level that was within Jefferies’ risk appetite and the amount of the net loss is well within our tolerance.

About Jefferies Financial Group Inc.

Jefferies (NYSE: JEF) is one of the world’s leading full-service investment banking and capital markets firms. We primarily serve public companies, private companies, and their sponsors and owners, institutional investors, and government entities. Our services are enhanced by our relentless client focus, our differentiated insights and a flat and nimble operating structure. For more information: www.jefferies.com.

Forward-Looking Statements

This press release and its attachment contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about our future and statements that are not historical facts. These forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “may,” “intend,” “outlook,” “will,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which will change over time. Forward-looking statements may contain beliefs, goals, intentions and expectations regarding revenues, earnings, operations, arrangements and other results, and may include statements of future performance, plans, and objectives. Forward‐looking statements speak only as of the date they are made; we do not assume any duty, and do not undertake, to update any forward‐looking statements. Furthermore, because forward‐looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain, the actual results or outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results or outcomes to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC. Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

For inquiries, please contact:
Jonathan Freedman
mediacontact@jefferies.com

Source: Jefferies Financial Group Inc.

March 9, 2026

Dear Clients, Stakeholders and Friends of Jefferies,

We write to mitigate the harm inflicted Friday on Jefferies by the false and misleading statements made by Ken Vecchione, the CEO of Western Alliance Bank (“Western Alliance”).  These statements were made against the backdrop of a lawsuit filed by Western Alliance that itself contains numerous false and misleading statements.  Both the lawsuit and Mr. Vecchione’s statements ignore the simple reality that Western Alliance did not extend credit to Jefferies.  Instead, for over four years, Western Alliance made non-recourse loans in increasing amounts to special purpose entities that held First Brands receivables, with no guarantee or other credit support from Jefferies or any of its other affiliates.

After first stating that Jefferies had somehow “place[d its] reputation and operating integrity . . . at risk, forcing future banks, clients and counterparties to seriously reevaluate the dependability of [Jefferies’] commitments,” Mr. Vecchione, apparently referring to an amount of $126 million, stated that he would not “speculate as to what's going on at Jefferies as to why they couldn't make payments.”

To be clear, Jefferies honors all its obligations.  Jefferies has no obligation to pay off a non-recourse loan Western Alliance chose to make to a special purpose vehicle against First Brands receivables.  The statement that Jefferies “couldn’t” repay $126 million is false and absurd.

As we have previously acknowledged, the First Brands situation could cause Jefferies financial loss over time.  We also said we were confident any losses or expenses in respect of First Brands can readily be absorbed and do not threaten our robust financial condition or business momentum.  This remains our belief and is unchanged by this lawsuit or any other information we have received.

To further clarify our relationship with Western Alliance, please note the following facts:

In 2021, Western Alliance began lending money to LAM Trade Finance Group LLC, an entity owned by the Point Bonita master fund whose business is to purchase First Brands receivables.  Western Alliance more recently has made loans to LAM TFG I SPV LLC, a special purpose vehicle that likewise is owned by the Point Bonita master fund and exists to hold First Brands receivables.

The Loan Agreement currently at issue is between Western Alliance and LAM TFG I SPV LLC.  Under a related agreement, LAM Trade Finance Group LLC purchased receivables from First Brands and sold those receivables to LAM TFG I SPV LLC, which borrowed money from Western Alliance.  Under the loan documents, Western Alliance's sole recourse was to the receivables in the SPV.  Indeed, the governing Loan Agreement expressly precludes Western Alliance from seeking to recover from the SPV’s shareholders, managers or affiliated entities.

During the entire time Western Alliance was lending against the First Brands receivables, it was entitled to thoroughly examine all matters related to LAM Trade Finance Group LLC and LAM TFG I SPV, as well as to audit the First Brands receivables it was lending against.

Shortly before First Brands’ bankruptcy filing in September 2025, when Western Alliance was discussing a forbearance, Western Alliance asked to have the Point Bonita master fund and Jefferies itself guarantee the loan.  Those requests were denied.  Western Alliance nonetheless proceeded to enter into a forbearance with LAM TFG I SPV LLC and LAM Trade Finance Group LLC, with no guarantees from Jefferies or other entities.

We are genuinely sorry that Western Alliance has joined the ranks of the dozens of financial institutions, including Jefferies, that are facing losses because of the fraud at First Brands.  We would note, though, that unlike many other investors, which have yet to recover any of their investments in First Brands, Western Alliance has been repaid more than half the amount it has loaned.  Jefferies will respond in more detail to the lawsuit in due course.  To be clear, however,  Jefferies believes there is no merit to any claims seeking to recover from Jefferies and other entities that were not obligors on Western Alliance’s loans.

On a separate matter, we want to comment on our exposure to Market Financial Solutions (“MFS”).  One of our European subsidiaries loaned MFS  £103 million under a warehouse facility secured by certain of MFS’s bridge loans to residential borrowers, property investors and landlords.  It now appears that some of the collateral underlying that facility may have been double-pledged.  At this time, we have already recovered approximately 25% of our facility in cash and believe that a further approximately 40% is secured by valid loans, while we are continuing to review the remainder of the portfolio.  We believe the net impact on our Net Earnings over time from our facility with MFS is likely to be less than $20 million.

This facility was extended to MFS in the normal course of business as part of our broader effort in Asset Backed Securitization (“ABS”), where warehouse facilities are provided to accumulate a package of loans that are then securitized or otherwise sold to a range of counterparties.  In this case, we intended to, and were in the process of, selling 85% of the underlying facility amount and retaining 15%.  The facility was sized at a level that was within our risk appetite and the amount of the net loss is well within our tolerance.  We realize meaningful profit from our activities in ABS, including CLOs, and while our involvement in MFS was disappointing, it is within our risk appetite.

As we said back in October, we take the First Brands matter extremely seriously and we regret that we, our co-investors in the Point Bonita fund, and other stakeholders, have been impacted by the First Brands fraud.  We would also reiterate our belief that, no matter what the ultimate outcome is, the impact of the First Brands fraud on Jefferies, while unfortunate, is manageable, and any losses will be readily absorbed.

RICH HANDLER
CEO
Jefferies Financial Group

BRIAN FRIEDMAN
President
Jefferies Financial Group